Exhibit 21.1

List of Subsidiaries

WorldSpace, Inc.—Delaware, US

AfriSpace, Inc.—Maryland, US

WorldSpace Satellite Company—British Virgin Islands

WorldSpace Systems Corporation (formerly WorldSpace Management Corporation)—Delaware, US

WorldSpace Caribbean Limited—Trinidad and Tobago

WorldSpace China—China

WorldSpace Europe ApS—Denmark

AsiaSpace Limited—Australia

WorldSpace Southern Africa (Pty) Ltd.—South Africa

WorldSpace UK Ltd.—United Kingdom

WorldSpace Ghana Ltd.—Ghana

AfriSpace Kenya Ltd.—Kenya

WorldSpace Asia Pte Ltd.—Singapore

WorldSpace India Private Limited—India—PT WorldSpace Indonesia—Indonesia

WorldSpace France—France

WorldSpace Radio Company Ltd.—British Virgin Islands—Inactive

AmeriSpace Ltd.—British Virgin Islands—Inactive

WorldSpace do Brasil Comercio—Brazil—Inactive

Spolki WorldSpace Inc.—Poland—Inactive

XM Ventures Trust—Maryland—Inactive